Exhibit 99.1

N E W S

July 20, 2005

William J. Brunner, CFO - Shareholders & Analysts (317) 269-1614 Beth Copeland - Media (317) 269-1395

First Indiana Corporation Announces Dividend Increase

        The board of directors of First Indiana Corporation today announced an 11 percent increase in the corporation’s quarterly cash dividend to $0.20 from $0.18. The dividend will be paid on September 15, 2005 to shareholders of record as of September 6, 2005. This is the 75th consecutive quarter First Indiana has paid a cash dividend and the 14th dividend increase in as many years.

        First Indiana Corporation (Nasdaq: FINB) is a full-service financial services company offering comprehensive financial solutions to businesses and individuals. It is the holding company for First Indiana Bank, N.A., the largest commercial bank headquartered in Indianapolis. Founded in 1915, First Indiana Bank is a national bank with 30 offices in central Indiana. Information about First Indiana is available at (317) 269-1200, or at www.firstindiana.com, which is not a part of this news release.